Exhibit 99.1

	APPROVED BY:	Jeffrey I. Badgley
Co-Chief Executive Officer
For Immediate Release

	CONTACT:	Miller Industries, Inc.
J. Vincent Mish, Chief Financial Officer
(423) 238-4171
Frank Madonia, General Counsel
(423) 238-4171
FTI Consulting, Inc.
Investor Contact: Matt Steinberg
(212) 850-5600

MILLER INDUSTRIES REPORTS 2014 THIRD QUARTER RESULTS AND DECLARES REGULAR QUARTERLY DIVIDEND

CHATTANOOGA, Tennessee, November 5, 2014 – Miller Industries, Inc. (NYSE: MLR) (the “Company”) today announced financial results for the third quarter ended September 30, 2014.

For the third quarter of 2014, net sales were $118.4 million, an increase of 12.6% compared to $105.1 million for the third quarter of 2013. Net income attributable to the Company in the third quarter of 2014 was $3.5 million, or $0.31 per diluted share compared to net income in the prior year period of $2.6 million, or $0.23 per diluted share.

Gross profit for the third quarter of 2014 was $13.0 million, or 11.0% of net sales, compared to $10.8 million, or 10.3% of net sales, for the third quarter of 2013. For the third quarter of 2014, selling, general and administrative expenses were $7.2 million, or 6.1% of net sales, compared to $6.7 million, or 6.4% of net sales, in the prior year period.

For the nine-month period ended September 30, 2014, net sales were $345.0 million, an increase of 16.6% compared to $295.9 million in the prior year period. The Company reported net income of $9.2 million, or $0.82 per diluted share, for the first nine months of 2014, compared to net income for the first nine months of 2013 of $6.9 million, or $0.61 per diluted share.

The Company also announced that its Board of Directors has declared a quarterly cash dividend of $0.15 per share, payable December 15, 2014, to shareholders of record at the close of business on December 8, 2014.

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MILLER INDUSTRIES REPORTS 2014 THIRD QUARTER RESULTS	PAGE 2

Jeffrey I. Badgley, Co-CEO of the Company, stated, “Our third quarter performance reflected the continued momentum and strength of our underlying business, coupled with improving economic conditions and ongoing positive sentiment among our customers. Our continued focus on controlling costs and improving our operating efficiency helped generate strong results across the enterprise, including a year-over-year increase in sales, growth in our backlog, and improving profitability.”

Mr. Badgley added, “We remain encouraged by our increasing order flow and overall level of quoting activity we are seeing in the industry. Domestically, activity continues to trend higher, and during the third quarter, we increased our production and remained operationally flexible in order to stay ahead of demand and meet our customers’ needs. Internationally, we continued to broaden our footprint, as we made further progress on our French military order as well as solidified incremental orders that we anticipate will benefit our top-line in the long term.”

Mr. Badgley concluded, “Overall, we are extremely pleased with our performance in the quarter, as well as for the first nine months of the year. Looking ahead to the fourth quarter and into 2015, our outlook is very positive, as we continue to bid on new contracts, grow our backlog, and further build on our innovation and product introduction successes. Finally, our balance sheet is strong and we remain committed to deploying our assets to enhance shareholder value.”

In conjunction with this release, the Company will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for tomorrow, November 6, 2014, at 10:00 AM ET. Listeners can access the conference call live and archived over the Internet through a link at:

http://www.videonewswire.com/event.asp?id=100895

Please allow 15 minutes prior to the call to visit the site, download, and install any necessary audio software. A replay of this call will be available approximately one hour after the live call ends through November 14, 2014. The replay number is (877) 344-7529, Passcode 10055395.

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MILLER INDUSTRIES REPORTS 2014 THIRD QUARTER RESULTS	PAGE 3

Miller Industries is The World’s Largest Manufacturer of Towing and Recovery Equipment®, and markets its towing and recovery equipment under a number of well-recognized brands, including Century®, Vulcan®, Chevron™, Holmes®, Challenger®, Champion®, Jige™, Boniface™, Titan® and Eagle®.

Certain statements in this news release may be deemed to be forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “could,” “continue,” “future,” “potential,” “believe,” “project,” “plan,” “intend,” “seek,” “estimate,” “predict,” “expect,” “anticipate” and similar expressions, or the negative of such terms, or other comparable terminology. Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements. Such forward-looking statements are made based on our management’s beliefs as well as assumptions made by, and information currently available to, our management. Our actual results may differ materially from the results anticipated in these forward-looking statements due to, among other things: the cyclical nature of our industry and changes in consumer confidence; economic and market conditions; our customer’s access to capital and credit to fund purchases, including the ability of our customers to secure floor plan financing; our dependence on outside suppliers of raw materials; changes in the cost of aluminum, steel and related raw materials; changes in fuel and other transportation costs, insurance costs and weather conditions; changes in government regulation; foreign currency fluctuation; competitors could impede our ability to attract or retain customers; our ability to develop or acquire proprietary products and technology; assertions against us relating to intellectual property rights; problems hiring or retaining skilled labor; the effects of new regulation relating to conflict minerals; the catastrophic loss of one of our manufacturing facilities; environmental and health and safety liabilities and requirements; loss of the services of our key executives; product warranty or product liability claims in excess of our insurance coverage; an inability to acquire insurance at commercially reasonable rates; and those other risks referenced herein, including those discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for fiscal 2013, which discussion is incorporated herein by this reference. Such factors are not exclusive. We do not undertake to update any forward-looking statement that may be made from time to time by, or on behalf of, our company.

Miller Industries, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(In thousands except per share data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30			September 30
			%			%
	2014	2013	Change	2014	2013	Change
NET SALES	$118,398	$105,108	12.6%	$344,998	$295,892	16.6%

COSTS OF OPERATIONS	105,431	94,280	11.8%	308,583	264,700	16.6%

GROSS PROFIT	12,967	10,828	19.8%	36,415	31,192	16.7%

OPERATING EXPENSES:

Selling, General and Administrative Expenses	7,231	6,749	7.1%	21,361	20,668	3.4%

Interest Expense, Net	178	102	74.5%	374	253	47.8%

Other (Income) Expense, Net	31	(11)	-381.8%	148	(16)	-1025.0%

Total Operating Expenses	7,440	6,840	8.8%	21,883	20,905	4.7%

INCOME BEFORE INCOME TAXES	5,527	3,988	38.6%	14,532	10,287	41.3%

INCOME TAX PROVISION	2,033	1,464	38.9%	5,351	3,767	42.0%

NET INCOME	3,494	2,524	38.4%	9,181	6,520	40.8%

LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	—	98	N/A	66	331	-80.1%

NET INCOME ATTRIBUTABLE TO MILLER INDUSTRIES, INC.	$3,494	$2,622	33.3%	$9,247	$6,851	35.0%

BASIC INCOME PER COMMON SHARE	$0.31	$0.23	34.8%	$0.82	$0.61	34.4%

DILUTED INCOME PER COMMON SHARE	$0.31	$0.23	34.8%	$0.82	$0.61	34.4%

CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.15	$0.14	7.1%	$0.45	$0.42	7.1%

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	11,302	11,242	0.5%	11,296	11,225	0.6%
DILUTED	11,354	11,325	0.3%	11,354	11,320	0.3%